Exhibit 99.1

News Release

CORPORATION
7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

Investor Contact:	David Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride’s Chief Financial Officer Announces Departure Plans

EVANSVILLE, Ind. — March 9, 2009 — Accuride Corporation (OTCBB:  AURD) announced today that David K. Armstrong, Accuride’s Senior Vice President and Chief Financial Officer (CFO), plans to depart the Company and accept a three-year overseas assignment with The Church of Jesus Christ of Latter-day Saints in Lima, Peru.

Armstrong, who joined the Company in 1998 as General Counsel and who has served as CFO since 2007, will leave the Company mid-April 2009.  The Company plans to appoint an interim CFO while it completes a search to secure a permanent replacement.

Armstrong, who has been active in leadership roles and unpaid ministry in The Church of Jesus Christ of Latter-day Saints for many years, will be serving as the Area Legal Counsel for the Church in South America.

“During his 11 years with Accuride, Dave has assisted the Company through several significant challenges and transformations including the acquisition of TTI in 2005, numerous bank negotiations, and the recent transaction with Sun Capital.  We wish Dave well in his new role and thank him for his years of dedication and service to Accuride,” said Bill Lasky, Accuride’s President, CEO, and Chairman of the Board.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

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